Exhibit 99.1

Intel Reports Fourth-Quarter and Annual Results

  Fourth-Quarter Revenue $8.2 Billion, down 19 Percent Sequentially
  Gross Margin 53 Percent, down 6 Points Sequentially
  Operating Income $1.5 Billion, down 50 Percent Sequentially
  Quarterly Net Income $234 Million; EPS 4 Cents
  2008 Revenue $37.6 Billion, down 2 Percent Year-over-Year or up Slightly Adjusted for Divestitures
  Gross Margin 55 Percent, up 3.5 Points Year-over-Year
  Operating Income $9 Billion, up 9 Percent Year-over-Year
  Annual Net Income $5.3 Billion; EPS 92 Cents

SANTA CLARA, Calif.--(BUSINESS WIRE)--January 15, 2009--Intel Corporation today reported fourth-quarter revenue of $8.2 billion, operating income of $1.5 billion, net income of $234 million and earnings per share (EPS) of 4 cents. The results included a billion-dollar negative impact from the previously announced reduction in the carrying value of the company’s Clearwire investments.

For 2008, Intel posted revenue of $37.6 billion, operating income of $9 billion, net income of $5.3 billion and EPS of 92 cents. Intel generated approximately $11 billion in cash from operations, paid cash dividends of $3.1 billion and used $7.1 billion to repurchase 324 million shares of common stock.

“The economy and the industry are in the process of resetting to a new baseline from which growth will resume," said Paul Otellini, Intel president and CEO. "While the environment is uncertain, our fundamental business strategies are more focused than ever. Intel will continue to extend its manufacturing leadership, drive product innovation, develop new markets and implement operating efficiencies that have already taken more than $3 billion out of our ongoing cost structure since 2006. Intel has weathered difficult times in the past, and we know what needs to be done to drive our success moving forward. Our new technologies and new products will help us ignite market growth and thrive when the economy recovers.”

Quarterly Results Summary
	Q4 2008	vs. Q4 2007	vs. Q3 2008
Revenue	$8.2 billion	-23%	-19%
Operating Income	$1.5 billion	-49%	-50%
Net Income	$234 million	-90%	-88%
EPS	4 cents	-89%	-89%
Annual Results Summary
	2008	vs. 2007
Revenue	$37.6 billion	-2%
Operating Income	$9 billion	+9%
Net Income	$5.3 billion	-24%
EPS	92 cents	-22%

Key Financial Information (Sequential)

  Microprocessor and chipset units were significantly lower versus the third quarter.
  Revenue from Intel® Atom™ microprocessors and chipsets was $300 million, up 50 percent.
  The total microprocessor average selling price (ASP) was flat.
  Excluding shipments of Intel Atom microprocessors, the ASP was higher.
  Gross margin of 53.1 percent was lower than 58.9 percent in the third quarter. The decrease was primarily due to higher factory underutilization charges and higher inventory write-offs.
  Spending was $2.6 billion, lower than $2.9 billion in the third quarter, driven by lower revenue- and profit-related expenses along with targeted spending reductions.
  The net loss from equity investments and interest and other was $1.1 billion, higher than the forecast of a $50-million loss, primarily due to a billion-dollar reduction in the carrying value of the company’s investments in Clearwire.
  The effective tax rate was 36.6 percent, higher than the expectation of approximately 29 percent.

Key Financial Information (Annual)

  Revenue was down 2 percent year-over-year. Adjusted for divestitures, revenue was up slightly in 2008.
  Intel had record microprocessor units, server revenue and mobile microprocessor revenue.
  Chipset and wireless connectivity products set new unit and revenue records.
  Gross margin was 55.5 percent, up from 52 percent in 2007.
  Intel removed more than $800 million of cost from the company in 2008 under the structure and efficiency program launched in 2006. Cumulative spending reductions under the program to date exceeded $3 billion.

Business Outlook

Intel’s Business Outlook does not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after Jan. 14. Current uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters and makes it more likely that Intel’s actual results could differ materially from expectations. Consequently, the company is providing less quantitative guidance than in previous quarters.

Q1 2009:

  Due to economic uncertainty and limited visibility, Intel is not providing a revenue outlook at this time. For internal purposes, the company is currently planning for revenue in the vicinity of $7 billion.
  Gross margin: The percentage is expected to decline to the low 40s primarily due to higher underutilization charges and 32nm start-up costs. Gross margin is subject to changes in demand levels and pricing that could impact inventory write-offs, mix and unit costs, and potentially create several additional points of margin variability.
  Spending (R&D plus MG&A): Approximately $2.5 billion.
  Restructuring and asset impairment charges: Approximately $160 million.
  Net loss from equity investments and interest and other: Approximately $130 million.
  Depreciation: Approximately $1.2 billion.

Full-Year 2009:

  Spending (R&D plus MG&A): Between $10.4 billion and $10.6 billion.
  R&D: Approximately $5.4 billion.
  Capital spending: Expected to be flat to slightly down from 2008.
  Depreciation: $4.8 billion plus or minus $100 million.
  Tax rate: Approximately 27 percent.

Status of Business Outlook

During the quarter, Intel’s corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. From the close of business on Feb. 27 until publication of the company’s first-quarter earnings release, Intel will observe a “Quiet Period” during which the Business Outlook disclosed in the company’s press releases and filings with the SEC should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

Risk Factors

The above statements and any others in this document that refer to plans and expectations for the first quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s expectations.

  Current uncertainty in global economic conditions pose a risk to the overall economy as consumers and businesses may defer purchases in response to tighter credit and negative financial news, which could negatively affect product demand and other related matters. Consequently, demand could be different from Intel's expectations due to factors including changes in business and economic conditions, including conditions in the credit market that could affect consumer confidence; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.
  Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; Intel’s ability to respond quickly to technological developments and to incorporate new features into its products; and the availability of sufficient supply of components from suppliers to meet demand.
  The gross margin percentage could vary significantly from expectations based on changes in revenue levels; capacity utilization; excess or obsolete inventory; product mix and pricing; variations in inventory valuation, including variations related to the timing of qualifying products for sale; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.
  Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.
  The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
  The recent financial crisis affecting the banking system and financial markets and the going concern threats to investment banks and other financial institutions have resulted in a tightening in the credit markets, a reduced level of liquidity in many financial markets, and extreme volatility in fixed income, credit and equity markets. There could be a number of follow-on effects from the credit crisis on Intel’s business, including insolvency of key suppliers resulting in product delays; inability of customers to obtain credit to finance purchases of our products and/or customer insolvencies; counterparty failures negatively impacting our treasury operations; increased expense or inability to obtain short-term financing of Intel’s operations from the issuance of commercial paper; and increased impairments from the inability of investee companies to obtain financing. Gains or losses from equity securities and interest and other could also vary from expectations depending on gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to debt securities as well as equity and other investments; interest rates; cash balances; and changes in fair value of derivative instruments. The current volatility in the financial markets and overall economic uncertainty increases the risk that the actual amounts realized in the future on our debt and equity investments will differ significantly from the fair values currently assigned to them.

  The majority of our non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to our investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.
  Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in the countries in which Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.
  Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the quarter ended Sept. 27, 2008. The company’s revenue plan noted above under “Business Outlook” is a statement as of this date, is not a part of Outlook, and is not subject to updating by the company in the period prior to the Quiet Period.

Earnings Webcast

Intel will hold a public webcast at 2:30 p.m. PST today on its Investor Relations Web site at www.intc.com. A webcast replay and MP3 download will also be made available on the site.

Intel (NASDAQ: INTC), the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and http://blogs.intel.com

INTC/IR

Intel, the Intel logo and Intel Atom are trademarks of Intel Corporation in the United States and other countries.

* Other names and brands may be claimed as the property of others.

INTEL CORPORATION
CONSOLIDATED SUMMARY INCOME STATEMENT DATA
(In millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec. 27,	Dec. 29,	Dec. 27,	Dec. 29,
	2008	2007	2008	2007
NET REVENUE	$8,226	$10,712	$37,586	$38,334
Cost of sales	3,857	4,486	16,742	18,430
GROSS MARGIN	4,369	6,226	20,844	19,904

Research and development	1,316	1,481	5,722	5,755
Marketing, general and administrative	1,263	1,464	5,458	5,417
Restructuring and asset impairment charges	251	234	710	516
OPERATING EXPENSES	2,830	3,179	11,890	11,688
OPERATING INCOME	1,539	3,047	8,954	8,216
Gains (losses) on equity investments, net	(1,192)	(19)	(1,756)	157
Interest and other, net	22	233	488	793
INCOME BEFORE TAXES	369	3,261	7,686	9,166
Provision for taxes	135	990	2,394	2,190
NET INCOME	$234	$2,271	$5,292	$6,976

BASIC EARNINGS PER COMMON SHARE	$0.04	$0.39	$0.93	$1.20
DILUTED EARNINGS PER COMMON SHARE	$0.04	$0.38	$0.92	$1.18

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	5,562	5,841	5,663	5,816
DILUTED	5,623	5,988	5,748	5,936

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	Dec. 27,	Sept. 27,	Dec. 29,
	2008	2008	2007
CURRENT ASSETS
Cash and cash equivalents	$3,350	$3,704	$7,307
Short-term investments	5,331	4,583	5,490
Trading assets	3,162	3,917	2,566
Accounts receivable, net	1,712	2,737	2,576
Inventories:
Raw materials	608	583	507
Work in process	1,577	1,427	1,460
Finished goods	1,559	1,388	1,403
	3,744	3,398	3,370
Deferred tax assets	1,390	1,430	1,186
Other current assets	1,182	1,654	1,390
TOTAL CURRENT ASSETS	19,871	21,423	23,885

Property, plant and equipment, net	17,544	17,026	16,918
Marketable equity securities	352	401	987
Other long-term investments	2,924	3,820	4,398
Goodwill	3,932	3,924	3,916
Other long-term assets	6,092	6,125	5,547
TOTAL ASSETS	$50,715	$52,719	$55,651

CURRENT LIABILITIES
Short-term debt	$102	$467	$142
Accounts payable	2,390	2,507	2,361
Accrued compensation and benefits	2,015	1,858	2,417
Accrued advertising	807	882	749
Deferred income on shipments to distributors	463	656	625
Other accrued liabilities	2,041	3,698	2,277
TOTAL CURRENT LIABILITIES	7,818	10,068	8,571

Long-term income taxes payable	736	782	785
Deferred tax liabilities	46	36	411
Long-term debt	1,886	1,889	1,980
Other long-term liabilities	1,141	1,033	1,142
Stockholders' equity:
Preferred stock	-	-	-
Common stock and capital in excess of par value	12,944	12,744	11,653
Accumulated other comprehensive income (loss)	(393)	(136)	261
Retained earnings	26,537	26,303	30,848
TOTAL STOCKHOLDERS' EQUITY	39,088	38,911	42,762
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$50,715	$52,719	$55,651

INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
(In millions)

	Q4 2008	Q3 2008	Q4 2007
GEOGRAPHIC REVENUE:
Asia-Pacific	$4,062	$5,389	$5,338
	49%	53%	50%
Americas	$1,555	$1,887	$2,098
	19%	19%	19%
Europe	$1,629	$1,883	$2,231
	20%	18%	21%
Japan	$980	$1,058	$1,045
	12%	10%	10%

CASH INVESTMENTS:
Cash and short-term investments	$8,681	$8,287	$12,797
Trading assets - marketable debt securities (1)	2,863	3,508	2,074
Total cash investments	$11,544	$11,795	$14,871

TRADING ASSETS:
Trading assets - equity securities
offsetting deferred compensation (2)	$299	$409	$492
Total trading assets - sum of 1+2	$3,162	$3,917	$2,566

SELECTED CASH FLOW INFORMATION:
Depreciation	$1,157	$1,059	$1,108
Share-based compensation	$192	$197	$204
Amortization of intangibles	$62	$68	$63
Capital spending	($1,765)	($1,374)	($1,273)
Investments in non-marketable equity instruments	($1,127)	($120)	($180)
Stock repurchase program	-	($2,117)	($1,500)
Proceeds from sales of shares to employees, tax benefit & other	$2	$277	$844
Dividends paid	($778)	($783)	($658)

EARNINGS PER SHARE INFORMATION:
Weighted average common shares outstanding - basic	5,562	5,603	5,841
Dilutive effect of employee equity incentive plans	10	38	96
Dilutive effect of convertible debt	51	51	51
Weighted average common shares outstanding - diluted	5,623	5,692	5,988

STOCK BUYBACK:
Shares repurchased	-	93	57
Cumulative shares repurchased (in billions)	3.3	3.3	2.9
Remaining dollars authorized for buyback (in billions)	$7.4	$7.4	$14.5

OTHER INFORMATION:
Employees (in thousands)	83.9	83.5	86.3

INTEL CORPORATION
SUPPLEMENTAL OPERATING RESULTS AND OTHER INFORMATION
($ in millions)

	Three Months Ended		Twelve Months Ended
OPERATING SEGMENT INFORMATION:	Q4 2008	Q4 2007	Q4 2008	Q4 2007
Digital Enterprise Group
Microprocessor revenue	3,665	4,489	16,078	15,945
Chipset, motherboard and other revenue	835	1,472	4,554	5,359
Net revenue	4,500	5,961	20,632	21,304
Operating income	1,222	2,182	6,462	5,295

Mobility Group
Microprocessor revenue	2,584	2,989	11,439	10,660
Chipset and other revenue	917	1,118	4,209	4,021
Net revenue	3,501	4,107	15,648	14,681
Operating income	933	1,683	5,199	5,611

All Other
Net revenue	225	644	1,306	2,349
Operating loss	(616)	(818)	(2,707)	(2,690)

Total
Net revenue	8,226	10,712	37,586	38,334
Operating income	1,539	3,047	8,954	8,216